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                            AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG

                          WOLTERS KLUWER U.S. CORPORATION,

                               MP ACQUISITION CORP.,

                                        and

                                   WAVERLY, INC.

                                 February 10, 1998






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                                  TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . .  1

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                                    ARTICLE I

THE OFFER AND MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
          1.1  The Offer . . . . . . . . . . . . . . . . . . . . . . . . . .  1
          1.2  Company Actions . . . . . . . . . . . . . . . . . . . . . . .  4
          1.3  Directors . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          1.4  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . .  7
          1.5  Effective Time. . . . . . . . . . . . . . . . . . . . . . . .  8
          1.6  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
          1.7  Articles of Incorporation of
               the Surviving Corporation  . . . . . . . . . . . . . . . . . . 8
          1.8  By-Laws of the Surviving
               Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . 8
          1.9  Directors and Officers of the
               Surviving Corporation  . . . . . . . . . . . . . . . . . . . . 9
          1.10 Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . 9
          1.11 Merger Without Meeting of
               Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . 10


                                   ARTICLE II

CONVERSION OF SECURITIES   . . . . . . . . . . . . . . . . . . . . . . . . . 11
          2.1  Conversion of Capital Stock   . . . . . . . . . . . . . . . . 11
          2.2  Exchange of Certificates  . . . . . . . . . . . . . . . . . . 12

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . 14
          3.1  Corporate Organization and
               Qualification . . . . . . . . . . . . . . . . . . . . . . . . 14
          3.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 14
          3.3  Authority Relative to This
               Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .15
          3.4  Consents and Approvals; No
               Violation  . . . . . . . . . . . . . . . . . . . . . . . . . .16
          3.5  SEC Reports; Financial

                                       ii
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               Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .17
          3.6  Absence of Certain Changes
               Or Events . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          3.7  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .18
          3.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
          3.9  Employee Benefit Plans; Labor
               Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
          3.10 Environmental Laws and
               Regulations . . . . . . . . . . . . . . . . . . . . . . . . . .21
          3.11 Intangible Property; Copyrights . . . . . . . . . . . . . . . .22
          3.12 Compliance with Applicable Laws . . . . . . . . . . . . . . . .22
          3.13 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . ..23
          3.14 Approvals; Antitakeover
               Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . .23
          3.15 Voting Requirements . . . . . . . . . . . . . . . . . . . . . .24
          3.16 Brokers and Finders . . . . . . . . . . . . . . . . . . . . . .24
          3.17 Opinion of Financial Advisors . . . . . . . . . . . . . . . . .24
          3.18 Information Supplied. . . . . . . . . . . . . . . . . . . . . .24
          3.19 Confidentiality Agreements. . . . . . . . . . . . . . . . . . .25

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT
AND NEWCO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
          4.1  Corporate Organization and
               Qualification . . . . . . . . . . . . . . . . . . . . . . . . .25
          4.2  Authority Relative to This
               Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .26
          4.3  Consents and Approvals; No
               Violation . . . . . . . . . . . . . . . . . . . . . . . . . . .26
          4.4  Interim Operations of Newco . . . . . . . . . . . . . . . . . .27
          4.5  Sufficient Funds. . . . . . . . . . . . . . . . . . . . . . . .27
          4.6  Share Ownership . . . . . . . . . . . . . . . . . . . . . . . .27
          4.7  Information in Proxy Statement
               and Schedule 14D-9. . . . . . . . . . . . . . . . . . . . . . .27
          4.8  Investigation by Parent . . . . . . . . . . . . . . . . . . . .28
          4.9  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . .29

                                    ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . . . . .29
          5.1  Interim Operations of the
               Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
          5.2  Alternative Proposals . . . . . . . . . . . . . . . . . . . . .32
          5.3  Certain Filings . . . . . . . . . . . . . . . . . . . . . . . .33
          5.4  Satisfaction of Conditions;
               Receipt of Necessary Approvals. . . . . . . . . . . . . . . . .33

                                       iii
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          5.5  Access to Information . . . . . . . . . . . . . . . . . . . . .34
          5.6  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . .34
          5.7  Directors' and Officers' Insurance
               and Indemnification . . . . . . . . . . . . . . . . . . . . . .35
          5.8  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .37
          5.9  Corporate Presence. . . . . . . . . . . . . . . . . . . . . . .39
          5.10 Conduct of Business of Newco. . . . . . . . . . . . . . . . . .39
          5.11 Certain Filings . . . . . . . . . . . . . . . . . . . . . . . .39
          5.12 Further Assurances. . . . . . . . . . . . . . . . . . . . . . .39

                                   ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . . . . . . . . . . .40
          6.1  Conditions to Each Party's
               Obligations to Effect the Merger. . . . . . . . . . . . . . . .40
          6.2  Additional Conditions to the
               Obligations of Parent and Newco . . . . . . . . . . . . . . . .41
          6.3  Additional Conditions to the
               Obligations of the Company. . . . . . . . . . . . . . . . . . .41

                                   ARTICLE VII

TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
          7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . .42
          7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . .46

                                  ARTICLE VIII

MISCELLANEOUS AND GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . .46
          8.1  Payment of Expenses and Other
               Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . .46
          8.2  Survival of Representations and Warranties; Survival of
               Confidentiality Agreement . . . . . . . . . . . . . . . . . . .47
          8.3  Modification or Amendment . . . . . . . . . . . . . . . . . . .47
          8.4  Waiver of Conditions. . . . . . . . . . . . . . . . . . . . . .47
          8.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .47
          8.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .47
          8.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
          8.8  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . .49
          8.9  Parties in Interest . . . . . . . . . . . . . . . . . . . . . .49
          8.10 Certain Definitions . . . . . . . . . . . . . . . . . . . . . .49
          8.11 Obligation of Parent. . . . . . . . . . . . . . . . . . . . . .50
          8.12 Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . .50
          8.13 Interpretation. . . . . . . . . . . . . . . . . . . . . . . . .51
          8.14 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . .51
          8.15 Specific Performance. . . . . . . . . . . . . . . . . . . . . .51

                                       iv
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          8.16 Joint and Several Liability . . . . . . . . . . . . . . . . . .52
          8.17 Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . .52

ANNEX A; CONDITIONS TO THE OFFER . . . . . . . . . . . . . . . . . . . . . . A-1

                                        v



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                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 10, 1998, by and among Wolters Kluwer U.S. Corporation, a Delaware corporation ("Parent"), MP Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Newco"), and Waverly, Inc., a Maryland corporation (the "Company").

                                       RECITALS

          WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of their respective stockholders and approved this Agreement and the transactions contemplated hereby; and

          WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and in consideration of the execution and delivery by Parent, Newco and the Stockholders named therein of a stock option and tender agreement (the "Stock Option and Tender Agreement") Parent, Newco and the Company hereby agree as follows:

                                      ARTICLE I

                                 THE OFFER AND MERGER

          1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), Newco shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all shares of the issued and outstanding Common Stock, par value $2.00 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company at a price of $ 39.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with the Shares beneficially owned by Parent or Newco, represent at least two-thirds of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. Newco shall, on the terms and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of Newco to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. Newco expressly reserves the right to amend any of the terms and conditions of the Offer; provided that Newco shall not amend or waive the Minimum Condition, decrease the Offer Price or decrease the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, impose conditions to the Offer in addition to those set forth in Annex A hereto, or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). Notwithstanding the foregoing, Newco shall, and Parent agrees to cause Newco to, extend the Offer for a period of ten business days following the initial expiration date of the Offer, if any conditions to the Offer have not been satisfied or waived at such date. In addition, following such first extension of the Offer as provided in the preceding sentence, Newco shall, and Parent agrees to cause Newco to, extend the Offer at any time up to six
(6) months from the execution of this Agreement, for one or more periods of not more than ten business days, if at the expiration date of the Offer, as extended, all conditions to the Offer have not been satisfied or waived. In addition,

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

the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

               (b) As soon as practicable on the date the Offer is commenced, Parent and Newco shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The
Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Newco represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Newco with respect to information supplied by the Company in writing for inclusion in the Offer Documents.
Each of Parent and Newco further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Newco, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and each of Parent and Newco further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Schedule 14D-1 and the Offer Documents before they are filed with the SEC. In addition, Parent and Newco agree to provide the Company and its counsel in writing with any comments or other communications that Parent, Newco or their counsel

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may receive from time to time from the SEC or its staff with respect to the
Offer Documents promptly after the receipt of such comments or other communications.

          1.2  Company Actions.

               (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), (ii) adopted a resolution by the unanimous vote of the Board of Directors approving the acquisition of Shares by Parent and Newco pursuant to the Offer, which resolution constitutes approval of the acquisition of Shares pursuant to the Offer under Section 3-603 of the Maryland General Corporation Law (the "MGCL"); (iii) adopted a resolution by the unanimous vote of the Board of Directors which declares that the Transactions are advisable on substantially the terms and conditions set forth or referred to in the resolution in accordance with Section 3-105 of the MGCL; (iv) unanimously determined that as of the date hereof the Transactions are fair to and in the best interest of the Company's shareholders and (v) unanimously resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Newco and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, after consultation with its legal counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law. The Company represents that it has previously approved an amendment to the Company's By-laws that exempts the acquisition of Shares pursuant to the Transactions from the provisions of Section 3-702 of the MGCL. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or to vote their Shares in favor of the Merger.

               (b) As promptly as practicable following the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on

Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause (v) of Section 1.2(a) hereof. The Company represents that the
Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Newco for inclusion in the
Schedule 14D-9. The information supplied by Parent or Newco for inclusion in the Schedule 14D-9 shall not, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Newco, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Newco and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

               (c) In connection with the Offer, if requested by Parent, the Company will promptly furnish or cause to be furnished to Parent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Newco shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

          1.3  Directors.

               (a) Promptly upon the purchase of and payment for Shares by Parent or any of its Subsidiaries (as defined in Section 8.10) which represent at least two-thirds of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Newco, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors and to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. At such times, the Company will take all action necessary to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board and (B) each board of directors (and committee thereof) of each Subsidiary in each case to the extent permitted by the National Association of Securities Dealers (the "NASD") Rules. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two (2) directors that are directors of the Company on the date hereof (the "Company Designees"); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or Newco will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

               (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Newco hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by the unanimous vote of the entire Board of Directors of the Company.

          1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and Newco shall consummate a merger (the "Merger") pursuant to which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Maryland and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the MGCL.

          1.5 Effective Time. Parent, Newco and the Company will cause appropriate Articles of Merger (the "Articles of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the State Department of Assessments and Taxation of the State of Maryland as provided in the MGCL. The Merger shall become effective at the time at which the Articles of Merger have been duly filed with the State Department of Assessments and Taxation of the State of Maryland or at such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

          1.6 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom, 1440 New York Avenue, Washington, D.C. as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI hereof or (b) at such other place, time and date as Parent and the Company may agree.

          1.7 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

          1.8 By-Laws of the Surviving Corporation. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

          1.9 Directors and Officers of the Surviving Corporation. The directors and officers of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

          1.10   Shareholders' Meeting.

               (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                    (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Newco pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                    (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and shall
     (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (y) obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                    (iii) subject to the fiduciary obligations of the Board under applicable law as advised by its legal counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

               (b) Parent agrees that it will provide the Company with the information concerning Parent and Newco required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, Newco or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

               (c) The Company represents that the Proxy Statement (or any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Newco in writing for inclusion in the Proxy Statement. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries should occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to the information relating to the Company, the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act.

          1.11  Merger Without Meeting of Shareholders.  Notwithstanding
Section 1.10 hereof, in the event that Parent, Newco or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 3-106 of the MGCL.

                                      ARTICLE II

                               CONVERSION OF SECURITIES

          2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $ .01 per share, of Newco ("Newco Common Stock"):

               (a) Newco Common Stock. Each issued and outstanding share of Newco Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Newco or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c) Exchange of Shares. Each share of Company Common Stock issued and outstanding (other than Shares to be cancelled in accordance with Section 2.1(b) hereof), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.

               (d) Stock Options. Parent and the Company shall take all actions necessary to provide that, immediately prior to the Effective Time,
(i) the Company shall pay to the holder of each then outstanding stock option to purchase Shares (an "Option") granted under the Company's stock option plans and agreements (the "Option Plans") with such Options listed on Section 2.1 of the disclosure schedule delivered to Parent and Newco by the Company concurrently with the execution hereof (the "Company Disclosure Schedule"), whether or not then exercisable or vested, an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of each such Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) and (ii) each such Option shall be cancelled; provided, however, that the foregoing shall be subject to the obtaining of any necessary consents of holders of Options, it being agreed that the Company and Parent will (x) use all reasonable best efforts to obtain any such consents and (y) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.1.

          2.2  Exchange of Certificates.

               (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds as needed for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

               (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d) Termination of Fund; No Liability. At any time following one (1) year after the Effective

Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                                    OF THE COMPANY

          The Company represents and warrants to Parent and Newco that:

          3.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as defined in Section 8.10). Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and By-Laws as in effect as of the date hereof.

          3.2 Capitalization. The authorized capital stock of the Company consists of: (i) 12,000,000 Shares, of which, as of the date hereof 9,039,576 Shares were issued and outstanding, and (ii) 500,000 shares of preferred stock, no par value per share, none of which, as of the date hereof, were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date hereof all outstanding shares of capital stock of the Company's Subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth on Section 3.2 of the Company Disclosure Schedule, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries.

          3.3 Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of two-thirds of the outstanding Shares in accordance with the MGCL, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the outstanding Shares in accordance with the MGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or certificate of incorporation, as the case may be, or respective By-Laws of the Company or any of its Subsidiaries; (b) except as set forth on Section 3.4(b) of the Company Disclosure Schedule, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of the Articles of Merger pursuant to the MGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business all of which states are set forth on Section 3.4(b)(iii) of the Company Disclosure Schedule, (iv) as may be required by any applicable state corporation, securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations and declarations of the Company as may be required under the laws of Germany or any other relevant foreign country or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect; (c) except as set forth on Section 3.4(c) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or liens or other charges or encumbrances) as to which requisite waivers or consents have been obtained or which would not have a Company Material Adverse Effect; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 3.4 are duly and timely obtained or made and the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation in effect as of the date of this Agreement and applicable to the Company or any of its Subsidiaries or any of their respective assets, except for violations which would not have a Company Material Adverse Effect.

          3.5  SEC Reports; Financial Statements.

               (a) The Company has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1995 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates, complied in all material respects with applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of the Company as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               (c) The income statement set forth on Section 3.5(c) of the Company Disclosure Schedule is an accurate summary of the results of operations for the period presented therein.

          3.6 Absence of Certain Changes or Events. As of the date of this Agreement, except as set forth on Section 3.6 of the Company Disclosure Schedule or as a consequence of, or as contemplated by this Agreement, since December 31, 1996, the business of the Company has been carried on only in the ordinary and usual course, and other than in the ordinary course of business, there has not occurred any change (other than a change affecting the Company's industry generally) which has resulted or is reasonably likely to result in a Company Material Adverse Effect.

          3.7  Litigation.  As of the date hereof, except as set forth on
Section 3.7 of the Company Disclosure Schedule there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries by or before any court, governmental or regulatory authority or by any third party.

          3.8  Taxes.

               (a) The Company and its Subsidiaries have filed (or have obtained extensions to file) all Tax Returns (as defined below) required to be filed by the Company and its Subsidiaries for taxable periods ending on or prior to the Closing other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect. Such Tax Returns are true, correct and complete in all material respects.

               (b) All Taxes (as defined below) shown on such Tax Returns have been paid in full or adequate provisions have been made to reflect such items on the Company's or its Subsidiaries' balance sheet (in accordance with GAAP).

               (c) There are no material liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current taxes not yet due.

               (d) Neither the Company nor any Subsidiary has waived in writing any statute of limitation with respect to Taxes of the Company or any Subsidiary.

               (e) For the purpose of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local, or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          3.9 Employee Benefit Plans; Labor Matters. (a) Section 3.9 of the Company Disclosure Schedule sets forth a true and complete list of all collective bargaining agreements, employment, consulting, severance, deferred compensation and non-competition agreements, executive compensation plans, stock purchase, stock award and stock option plans and agreements, restricted stock awards, bonus and incentive plans, directors fee arrangements, both tax qualified and non-qualified and statutory and non-statutory employee pension plans, employee profit sharing plans, 401(k) savings plans, multiemployer plans, employee welfare plans, group life insurance, hospitalization insurance other similar plans or arrangements (either written or oral but only to the extent an oral plan provides material benefits) providing for benefits to any employees, consultants or director of the Company or any Subsidiaries or affiliates of the Company. With respect to the employee benefit plans, stock option plans, restricted stock award programs and other programs and arrangements maintained or contributed to by the Company or any of its Subsidiaries (the "Company Plans"), except as specifically set forth on Section 3.9 of the Company Disclosure Schedule: (i) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any liability. Except as set forth on Section 3.9 of the Company Disclosure Schedule, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation).

               (b) The Company is not subject to any collective bargaining or other labor union contracts applicable to persons employed by the Company or its Subsidiaries as of the date of this Agreement. As of the date of this Agreement, there is no pending or threatened in writing labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or its Subsidiaries.

               (c) As of the date of this Agreement, there are no more than 973,750 options issued and outstanding under the Company's stock option plans. No options have been issued to employees or directors of the Company or its Subsidiaries since January 1, 1998. There are no restricted stock awards which have been issued by the Company that are currently outstanding.

               (d) The consummation of the transactions contemplated by this Agreement will not give rise to an obligation on behalf of the Company to make severance payments to any individuals, except such as may arise from actions of the Company taken at the direction of Parent following the Effective Time.

               (e) No payments made to any individual by the Company or any Subsidiary as a result of the consummation of the transactions contemplated by this Agreement would be non-deductible under either Section 162(m) of the Code or Section 280G of the Code.

               (f) Neither the Company nor any Subsidiary has taken any action or failed to take any action which would result in the imposition of a material excise tax on the Company pursuant to Sections 4975, 4980B and 4999 of the Code.

          3.10 Environmental Laws and Regulations. As of the date of this Agreement, except as set forth on Section 3.10 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries (a) has received written notice of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") or (b) to the knowledge of the Company is subject to any Environmental Claim which is reasonably likely to have a Company Material Adverse Effect; (iii) there has not been a Release of Hazardous Materials at any property currently or formerly owned or operated by the Company, any of its Subsidiaries or predecessor in interest except where such Release would not have a Company Material Adverse Effect; (iv) to the knowledge of the Company there has not been a Release of Hazardous Materials at any disposal or treatment facility that received Hazardous Materials generated by the Company, its Subsidiaries or a predecessor in interest. For the purpose of this Section, "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated byphenyls;
(d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials. The term "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

          3.11 Intangible Property; Copyrights. The Company and its Subsidiaries own or have all rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, licenses, trade secrets, customer lists and other proprietary intellectual property rights (collectively "Intellectual Property") required for, used in or incident to the businesses of the Company and its Subsidiaries as now conducted or proposed to be conducted. All Intellectual Property owned by the Company is valid and enforceable except as such invalidity or unenforceability would not have or would reasonably be expected to have a Company Material Adverse Effect. The Company has not received notice of any infringement, and has no reason to know of any claim or threatened infringement of the rights of others with respect to any Intellectual Property used or owned by the Company, the loss of which could have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company and its Subsidiaries have not been sued within the past two years (or with respect to a Subsidiary, since such Subsidiary was acquired by the Company if acquired less than two years prior to the date hereof) for infringing on the Intellectual Property of another entity or person. To the knowledge of the Company, the Company is not now using, and has not in the past used without appropriate authorization, any confidential information or trade secrets of any third party. The Company has never received any notice alleging such conduct. The Company has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office except where such noncompliance would not have a Company Material Adverse Effect.

          3.12  Compliance with Applicable Laws.  Except as set forth in
Section 3.12 of the Company Disclosure Schedule, to the knowledge of the Company, since January

1, 1996 neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any governmental entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          3.13 Insurance. To the knowledge of the Company, the Company and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Subsidiaries.

          3.14 Approvals; Antitakeover Provisions. The Company has taken all action necessary to approve the Transactions under the MGCL (except for shareholder approval and the filing of a certificate or articles of merger), including, but not limited to, all actions required to render the provisions of Sections 3-601 through 3-604 of the MGCL restricting business combinations with "interested shareholders" inapplicable to the Transactions. The Company has taken all actions required to render the provisions of Section 3-702 of the MGCL restricting voting rights of "control shares" inapplicable to Shares acquired by Parent, Newco or their affiliates pursuant to the Offer or the Merger.

          3.15 Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          3.16 Brokers and Finders. Other than as set forth on Section 3.16 of the Company Disclosure Schedule, the Company has not employed any investment banker, broker, finder, advisor, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          3.17 Opinion of Financial Advisors. The Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated dated February 10, 1998, to the effect that, as of such date, the applicable Merger
Consideration is fair to the stockholders of the Company from a financial point of view.

          3.18 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Special Meeting, if any, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or its Subsidiaries should occur which is required to be described in a supplement to (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement, or (iv) the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and to Parent. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          3.19  Confidentiality Agreements.   Except as set forth in Section
3.19 of the Company Disclosure Schedule, the confidentiality agreements entered into with any other potential purchasers are in substantially the same form as the Confidentiality Agreement (as defined in Section 5.5) and all benefits under such agreements shall inure to the Company as of the Effective Time.

                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF PARENT
                                      AND NEWCO

          Each of Parent and Newco represents and warrants jointly and severally to the Company that:

          4.1 Corporate Organization and Qualification. Each of Parent, Newco and each of Parent's Subsidiaries which is both owned directly or indirectly by Parent and directly or indirectly owns Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of Parent, Newco and Parent's Subsidiaries is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not have a Parent Material Adverse Effect (as defined in Section 8.10).

          4.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as the sole stockholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          4.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or the By-Laws, respectively, of Parent or Newco; (b) except as set forth in Section 4.3 of the Disclosure Schedule delivered to the Company by Parent concurrently with the execution hereof (the "Parent Disclosure Schedule"), require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act,
(ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the MGCL and appropriate documents with the relevant authorities of other states in which Parent or Newco is authorized to do business or (iv) as may be required by any applicable state corporation, securities or "blue sky" laws or state takeover laws, (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Parent Material

Adverse Effect; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or liens or other charges or encumbrances) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Parent Material Adverse Effect; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not have a Parent Material Adverse Effect.

          4.4 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          4.5 Sufficient Funds. Either Parent or Newco has sufficient funds available (through existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees, expenses and payments related to the Transactions.

          4.6 Share Ownership. None of Parent and Newco, or any of their respective "affiliates" or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act), beneficially own any Shares.

          4.7 Information in Proxy Statement and Schedule 14D-9. None of the information supplied by Parent or Newco for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or any of its Subsidiaries should occur which is required to be described in a supplement to the Proxy Statement or the Schedule 14D-9, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. With respect to information relating to Parent or Newco, the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          4.8 Investigation by Parent. Parent and Newco have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledge that Parent and Newco have been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Parent and Newco:

          (a) acknowledge that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent and Newco or their agents or representatives prior to the execution of this Agreement, and

          (b) agree, to the fullest extent permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent and Newco on any basis based upon any information provided or made available, or statements made, to Parent and Newco prior to the execution of this Agreement, except that the foregoing limitations shall not apply with respect to representations or warranties of the Company in any Company SEC Report or in Article III of this Agreement and in the Company Disclosure Schedule, but always subject to the limitations and restrictions contained in such representations and warranties.

          4.9 Brokers and Finders. Other than Credit Suisse First Boston Corporation, which has been retained by Parent's Board of Directors, Parent and Newco have not employed any investment banker, broker, finder, advisor, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, advisory or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                      ARTICLE V

                         ADDITIONAL COVENANTS AND AGREEMENTS

          5.1  Interim Operations of the Company.  Except as set forth on
Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the time the directors of Newco have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice and seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule, the Company will not, without the prior written consent of Parent:

                    (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

                    (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in accordance with past dividend policy and except for dividends by a direct or indirect wholly owned Subsidiary of the Company;

                    (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its direct or indirect Subsidiaries (other than the Merger);

                    (v)  adopt any amendments to its Articles of
     Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any direct or indirect Subsidiary of the Company;

                    (vi) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities (other than the Merger);

                    (vii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

                    (viii)  grant any material increases in the
     compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice, provided, however, that the Company shall be entitled to pay, prior to the Effective Time, bonuses with respect to 1997 pursuant to the Company's Incentive Plan, and shall further be entitled to disregard for purposes of the calculation of the amount of such bonuses any effect that results from, or action that is taken in contemplation of, this Agreement or the transaction contemplated hereby;

                    (ix) enter into any new or amend any existing employment or severance or termination agreement with any director or officer of the Company;

                    (x) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend, other than in the ordinary course of business consistent with past practice, any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

                    (xi) (A) take, or agree or commit to take, any action that would make any representation or warranty of the Company hereunder inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (B) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (C) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VI not being satisfied; or

                    (xii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          5.2  Alternative Proposals.  Subject to the last sentence of this
Section 5.2, from and after the date hereof and prior to the Effective Time, the Company (a) will not, and will cause its officers, directors, employees, representatives and agents not to, initiate, solicit or encourage, directly or indirectly, any Alternative Proposal (as defined in Section 8.10) or engage in any negotiations or enter into any agreement or provide any confidential information or data to any person in connection with or relating to any Alternative Proposal; (b) will immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Alternative Proposal; and (c) will notify Parent as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations and/or discussions are sought to be initiated or continued with, the Company. Notwithstanding the foregoing, nothing in this Section 5.2 shall require the Board of Directors of the Company on behalf of the Company to act, or refrain from acting, in any manner which, in the opinion of the Board of Directors of the Company after consultation with its counsel, could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

          5.3 Certain Filings. The Company and Newco shall reasonably cooperate with one another (a) in connection with the preparation of the Proxy Statement and the Schedule 14D-9, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Schedule 14D-9 and seeking timely to obtain any such actions, consents, approvals or waivers.

          5.4  Satisfaction of Conditions; Receipt of Necessary Approvals.

               (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) promptly effect all necessary registrations, submissions and filings, including, but not limited to, filings under the HSR Act, German Law Against Restraints of Competition and submissions of information requested by governmental authorities, which may be necessary or required in connection with the consummation of the transactions contemplated by this Agreement, (ii) use its reasonable best efforts to secure federal antitrust clearance (including taking steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority), (iii) use its reasonable best efforts to take all other action and to do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (iv) use its reasonable best efforts to obtain all other necessary or appropriate waivers, consents and approvals (including but not limited to such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite vote of the stockholders of the Company. Parent represents and warrants to the Company that Parent's affiliates have full power and authority to effect the transactions contemplated by this Section 5.4.

               (b) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this
Section 5.4 if in the opinion of the Board of Directors after consultation with its counsel such actions could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

          5.5 Access to Information. To the extent permitted by applicable law, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of December 5, 1997 (the "Confidentiality Agreement").

          5.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party, except as may be required by law, the rules and regulations of any national securities exchange or over-the-counter market or by any listing agreement with a national securities exchange.

          5.7  Directors' and Officers' Insurance and Indemnification.

               (a) From and after the consummation of the Offer, Parent shall, and shall cause the Company (or, if after the Effective Time, the Surviving Corporation) to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Company Indemnified Party") of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, and to the extent that any such Claim pertains to any matter or fact arising out of any act or omission prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof identified on Section 5.7 of the Company Disclosure Schedule, or otherwise as permitted by contracts identified on Section 5.7 of the Company Disclosure Schedule, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Company Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Company Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Company Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Company Indemnified Party is not entitled thereto.

               (b) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of a Company Indemnified Party as provided in the Company's Articles of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the MGCL; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that nothing in this Section 5.7 shall impair any rights or obligations of any present or former directors or officers of the Company

               (c) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than six years after the Effective Time policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) providing substantially the same coverage and containing terms and conditions which are no less advantageous, in any material respect, to those currently maintained by the Company for the benefit of the Company's present or former directors, officers, employees or agents covered by such insurance policies prior to the Effective Time (the "Indemnified Parties").

               (d) In the event Parent or Newco or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and Newco assume the obligations set forth in this Section 5.7 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

          5.8  Employees.

               (a) Parent agrees that individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time shall be employees of the Company and its Subsidiaries as of the Effective Time (each such employee, an "Affected Employee" and together with all former employees of the Company and its Subsidiaries "Company Employees").

               (b) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility and vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

               (c)  Parent will, or will cause the Surviving Corporation to,
(i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

               (d) Parent agrees that until December 31, 2000, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation, or any Subsidiaries of the Parent shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time determined in accordance with the benefits set forth on Section 5.8(d)(i) of the Company Disclosure Schedule, and after

December 31, 2000, Parent agrees to provide or cause the Surviving Corporation to provide coverage and benefits in the aggregate, at least as favorable to the Affected Employees as the coverage and benefits provided to Parent's employees. Without limiting the generality of the foregoing, Parent agrees to honor, or to cause the Surviving Corporation to honor, until December 31, 2000, the severance policy of the Company as in effect as of the Effective Time, as set forth on Section 5.8(d)(ii) of the Company Disclosure Schedule.


               (e) Through December 31, 2000, Parent agrees to provide, or to cause the Surviving Corporation to provide, to each currently retired Company Employee and to each Company Employee who retires prior to December 31, 2000 (the "Retired Employees"), the benefits (other than stock options) set forth on Section 5.8(e)(i) of the Company Disclosure Schedule. From December 31, 2000 until December 31, 2002, Parent agrees to continue to provide or to cause the Surviving Corporation to provide the Retired Employees with the post-retirement medical insurance premium percentage subsidy (as described on Section 5.8(e)(i) of the Company Disclosure Schedule) which each such Retired Employee is receiving as of December 31, 2000 and that in all other respects, the post-retirement medical benefits available to Retired Employees will be no less favorable than those available to Parent's employees who are eligible for post-retirement medical benefits under its retiree medical benefit plan. From and after December 31, 2002, Parent will provide the Retired Employees the post-retirement medical coverage provided to employees or former employees of Parent who are eligible for post-retirement medical benefits, treating for all purposes of such coverage the Retired Employee's service with the Company as service with Parent.

               (f) Parent and the Surviving Corporation hereby agree to honor without modification and assume the employment agreements, executive termination agreements and individual benefit arrangements set forth on
Section 5.8(f) of the Company Disclosure Schedule, all as in effect at the Effective Time.

               (g) Parent shall advise the employees of the Company, in a written communication issued to the Company Employees as soon as practicable following the date of this Agreement, of Parent's undertakings set forth in this Section 5.8.

               (h) Until December 31, 2000, Parent agrees that there shall be no termination or merger or consolidation of the Waverly, Inc. Pension Plan (the "Pension Plan") and the Pension Plan shall not be amended except as required by applicable law.

          5.9 Corporate Presence. Parent and Newco agree that the Surviving Corporation shall maintain a substantial operating presence in the City of Baltimore, Maryland, including maintaining a substantial work force and operations in Baltimore, for a period of five (5) years following the Effective Time.

          5.10 Conduct of Business of Newco. During the period of time from the date of this Agreement to the Effective Time, Newco shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

          5.11 Certain Filings. The Company and Newco shall reasonably cooperate with one another (a) in connection with the preparation of the Proxy Statement and the Schedule 14D-9, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Schedule 14D-9 and seeking timely to obtain any such actions, consents, approvals or waivers.

          5.12 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The provisions of Sections 5.7 are intended to benefit the Company Indemnified Parties, and with respect to paragraph 5.7(c) hereof the Indemnified Parties, as the case may be, and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation and shall be enforceable by the Company Indemnified Parties and the Indemnified Parties, as the case may be, after the Effective Time.
Parent hereby guarantees the performance by the Surviving Corporation of the obligations pursuant to Sections 5.7, 5.8. and 5.9.

                                      ARTICLE VI

                       CONDITIONS TO CONSUMMATION OF THE MERGER

          6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement shall have been duly approved by the stockholders of the Company entitled to vote with respect thereto in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company.

               (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or otherwise materially limiting or restricting ownership or the operation of the business of the Surviving Corporation; provided, however, that, subject to the terms and provisions herein provided (including but not limited to Section 5.4 of this Agreement), prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated.

               (c) Governmental Filings and Consents. Subject to the terms and provisions herein provided (including but not limited to Section 5.4 hereof), all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, other than non-material consents, orders or approvals and the waiting periods under the HSR Act and under antitrust laws of applicable jurisdictions outside the United States shall have expired or been terminated.

          6.2 Additional Conditions to the Obligations of Parent and Newco. The respective obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Newco, as the case may be, to the extent permitted by applicable law.

               (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except for changes permitted by this Agreement and that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in any case where such failures to be true and correct in the aggregate would not have a Company Material Adverse Effect.

               (b) Performance. The Company shall have performed in all material respects all of its respective covenants and agreements under this Agreement theretofore to be performed.

               (c) Officer's Certificate. Parent shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 6.2(a) and (b) hereof.

          6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

               (a) Representations and Warranties. The representations and warranties of Parent and Newco set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except for changes permitted by this Agreement and that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in any case where such failures to be true and correct in the aggregate would not have a Parent Material Adverse Effect.

               (b) Performance. Parent and Newco shall have performed in all material respects all of their respective covenants and agreements under this Agreement theretofore to be performed.

               (c) Officer's Certificate. The Company shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of Parent certifying to the fulfillment of the conditions specified in Sections 6.3(a) and (b) hereof.

                                     ARTICLE VII

                                     TERMINATION

          7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

               (a)    By the mutual consent of Parent, Newco and the Company.

               (b)    By either the Company or Parent:

                    (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to six (6) months from the execution of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Newco, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                    (ii) if any governmental entity of competent jurisdiction in the United States or other country in which the Company or Parent directly or indirectly has material assets or operations shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

               (c)    By the Board of Directors of the Company:

                    (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, (a) the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Alternative Proposal that the Board of Directors determines, in good faith after consultation with its financial advisors, is a Superior Proposal (as defined in Section 8.10); (b) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Newco its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended a Superior Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Superior Proposal with a person or entity other than Parent, Newco or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (c) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Newco or any affiliate thereof) shall have become, after the date of this Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares, or (d) any representation or warranty made by Parent or Newco in this Agreement shall not have been true and correct in all material respects when made, or

     Parent or Newco shall have failed to observe or perform in any material respect any of its material obligations under this Agreement; provided that prior to exercising such right of termination, the Company shall give prompt written notice to Parent of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period); or

                    (ii) if Parent or Newco shall have terminated the Offer, or the Offer shall have expired, without Parent or Newco, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company is in material breach of this Agreement; or

                    (iii) if Parent, Newco or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is in material breach of this Agreement.

               (d)    By Parent or Newco:

                    (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Newco, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Newco is in material breach of this Agreement; or

                    (ii) prior to the purchase of shares of Company Common Stock pursuant to the Offer, if (a) the Company shall have received any Alternative Proposal which the Board of Directors of the Company has determined is a Superior Proposal; (b) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Newco its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Alternative Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Alternative Proposal with a person or entity other than Parent, Newco or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (c) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Newco or any affiliate thereof) shall have become, after the date of this Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than one-third of the outstanding Shares, or (d) any representation or warranty made by the Company in this Agreement shall not have been true and correct in all material respects when made, or the Company shall have failed to observe or perform in any material respect any of its material obligations under this Agreement; provided that prior to exercising such right of termination, Parent and Newco shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that Parent and Newco shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period).

          7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Newco or the Company or their respective directors, officers, employees, representatives, agents, advisors or shareholders other than the obligations pursuant to this Section 7.2, except that the agreements contained in Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8.7, 8.8, 8.12, 8.14, 8.15,
8.16 and the last sentence of Section 5.5 shall survive the termination hereof, provided, however, that if Parent or Newco terminates this Agreement pursuant to Section 7.1(d)(ii)(a), (b) and (c) hereof, then immediately following such termination the Company shall pay to Parent $10,000,000 in full satisfaction of the obligations of the Company under this Agreement. Nothing contained in this Section 7.2 shall relieve any party from liability for fraud or for willful breach of this Agreement.

                                     ARTICLE VIII

                              MISCELLANEOUS AND GENERAL

          8.1 Payment of Expenses and Other Payments. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          8.2 Survival of Representations and Warranties; Survival of Confidentiality Agreement. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

          8.3 Modification or Amendment. Subject to the applicable provisions of the MGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which reduces or changes the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders.

          8.4 Waiver of Conditions. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

          8.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

               (a)  If to the Company, to

                    Waverly, Inc.
                    351 West Camden Street
                    Baltimore, Maryland  21117
                    (410) 528-4000 (telephone)
                    (410) 528-4414 (telecopier)

                    with copies to:

                    Michael P. Rogan
                    Skadden, Arps, Slate, Meagher &
                      Flom LLP
                    1440 New York Avenue, N.W.
                    Washington, D.C.  20005-2111
                    (202) 371-7000 (telephone)
                    (202) 393-5760 (telecopier)

                    Ariel Vannier
                    Venable, Baetjer, Howard & Civiletti,
                      LLP
                    1201 New York Avenue, N.W.
                    Suite 1000
                    Washington, D.C. 20005
                    (202) 962-4800 (telephone)
                    (202) 962 8300 (telecopier)


               (b)  If to Parent or Newco, to

                    Bruce C. Lenz, Executive Vice
                         President
                    Wolters Kluwer United States Inc.
                    161 North Clark Street
                    Chicago, IL 60601
                    (312) 425-7020 (telephone)
                    (312) 425-0233 (telecopier)
                    with a copy to:

                    Arnold J. Schaab, Esq.
                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, NY 10022
                    (212) 326-0168 (telephone)
                    (212) 326-0806 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          8.8 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

          8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to
Article II hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Sections 5.7 shall inure to the benefit of the Company Indemnified Parties and the Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation and shall be enforceable by the Company Indemnified Parties and the Indemnified Parties, as the case may be, after the Effective Time.

          8.10  Certain Definitions.  As used herein:

               (a) "Alternative Proposal" shall mean any proposal or offer for a merger, asset acquisition or other business combination involving the Company or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company other than the transactions contemplated by this Agreement.

               (b) "Company Material Adverse Effect" shall mean any adverse change in the assets, liabilities, financial condition, or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole other than any change or effect arising out of general economic conditions.

               (c) "Parent Material Adverse Effect" shall mean any material adverse change in the assets, liabilities, financial condition, or results of operations of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries taken as a whole other than any change or effect arising out of general economic conditions.

               (d) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

               (e) "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its shareholders than the Offer and the Merger (after consultation with the Company's financial advisor).

          8.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

          8.12 Validity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

          8.13 Interpretation. The words "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of this Agreement are actually known (or after reasonable inquiry would have been known) to (i) in the case of the Company, any officer of the Company; and (ii) in the case of Parent or Newco, any of their respective officers. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 10, 1998. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          8.14 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          8.15 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

          8.16 Joint and Several Liability. Parent and Newco hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

          8.17 Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. No such disclosure shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Attest:             WAVERLY, INC.

[seal]

                    By: /s/ William M. Passano, Jr.
                        ---------------------------------
                         Name:  William M. Passano, Jr.
                         Title: Chairman




Attest:             WOLTERS KLUWER U.S. CORPORATION

[seal]

                    By: /s/ Peter W. van Wel
                        ---------------------------------
                         Name:  Peter W. van Wel
                         Title: President




Attest:             MP ACQUISITION CORP.

[seal]

                    By: /s/ Bruce C. Lenz
                        ---------------------------------
                         Name:  Bruce C. Lenz
                         Title: Vice President

                                                                      ANNEX A

                               CONDITIONS TO THE OFFER

          The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Newco's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Newco shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Newco's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act or the antitrust laws of applicable jurisdictions outside the United States has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) at any time on or after the date hereof, and before the expiration of the Offer any of the following conditions exist:

               (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any governmental entity of competent jurisdiction in the United States or other country in which the Company or Parent directly or indirectly has material assets or operations which (l) seeks to prohibit the consummation of the Offer or the Merger, (2) as a result of the Offer or the Merger, seeks to restrain or prohibit, or impose any material limitations on, Parent's or Newco's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole or requires the Company, Parent or Newco to pay damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (3) seeks to challenge, prohibit, or make illegal the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger, (4) seeks to impose material limitations on the ability of Newco or Parent effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders (5) seeks to require divestiture by Parent or any of its Subsidiaries or affiliates of any Shares, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

               (b) there shall be threatened, instituted or pending any action, suit, or proceeding by any governmental entity of competent jurisdiction in the United States, or any other country in which the Company or Parent directly or indirectly has material assets or operations, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

               (c) there has been since the date hereof any event, occurrence or development or state of circumstances or facts which has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.10);

               (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period or (ii) where the failure of such representations and warranties to be true and accurate, or the breach, non-performance or non-compliance with such obligations, agreements or covenants, do not have, individually or in the aggregate, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (e) the Merger Agreement shall have been terminated in accordance with its terms;

               (f) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Alternative Proposal;

               (g) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Newco (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing;

which in the sole judgment of Parent or Newco, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of Newco and Parent and may be waived by Parent or Newco, in whole or in part at any time and from time to time in the sole discretion of Parent or Newco.

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